Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Organogenesis Holdings Inc. of our reports dated February 29, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Organogenesis Holdings Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Organogenesis Holdings Inc. for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

December 19, 2024